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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF OPNEXT, INC.

In effect as of October 27, 2006.

                                                       JURISDICTION
                                                       ------------
Pine Photonics Communications, Inc.                    Delaware

Opnext Japan, Inc.                                     Japan

Opnext Germany GmbH                                    Germany